                              THE LTV CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                          FOR CERTAIN KEY EMPLOYEES OF
                           CONTINENTAL EMSCO COMPANY


This AGREEMENT is entered into effective as of the ____ day of _____________, 1995 by and between The LTV Corporation (the "Company") and
_______________________ (the "Optionee"). This Agreement is made pursuant to The LTV Corporation Non-Qualified Stock Option Plan for Certain Key Employees of Continental Emsco Company (the "Plan"). Capitalized terms not defined in this Agreement shall have the meanings specified in the Plan.

I.        GRANT OF NON-QUALIFIED STOCK OPTION

The Company hereby grants a Stock Option to the Optionee to purchase _______ shares of Stock (the "Option Shares") at a price of $__________ per share (the "Option Price"). The date of such grant is __________________, 1995 (the "Grant Date").

II.       TERM AND VESTING OF NON-QUALIFIED STOCK OPTION

Subject to the first paragraph of Section IV, the Stock Option granted (until terminated as hereinafter provided) shall be exercisable by the Optionee at any time; provided, however, that no Option Shares may be purchased after the date which is two (2) years from the Closing Date.

III.      EXERCISE OF STOCK OPTION

The Optionee may exercise the Stock Option by:

          (a) giving written notice of exercise to the secretary of the Company specifying the number of shares of Stock to be purchased; and

          (b) providing payment of the Option Price for such shares of Stock by cash or check payable to the order of the Company, by Stock owned by the Optionee, by any combination of Stock and cash or check, or by sale of shares of Stock acquired in the exercise of a Stock Option (to the extent such cashless exercise is permitted under rules promulgated by the Committee).

The Optionee may exercise Stock Options only in multiples of one-hundred (100) shares (and any remaining fractional balance of less than one-hundred shares may be exercised only in a single transaction). Upon the Company's determination that there has been a valid exercise of all or a portion of the Stock Option, the Company shall issue certificates in the Optionee's name for the Stock relating to the exercised portion of the Stock Option, adjusted for any shares of Stock sold or withheld in connection with such exercise.

IV.       TERMINATION OF EMPLOYMENT

Upon the Optionee's death, the remaining unexercised portion of the Stock Option shall become exercisable by the estate of the Optionee or by a legatee of the Optionee under the Will of the Optionee for the remaining term of the unexercised portion of the Stock Option.

The Stock Option, to the extent unexercised on the date immediately following the end of the term, shall lapse and be forfeited.

V.  NO RIGHTS TO CONTINUED EMPLOYMENT

The Stock Option grant made under the Plan and this Agreement shall not confer on the Optionee any right to continue serving as an employee of the Company or Continental Emsco, and this Agreement shall not be construed in any way to limit the Company's or Continental Emsco's right to terminate or change the terms of the Optionee's employment.

VI.  LEGEND ON CERTIFICATE

The certificate representing the Stock received by the Optionee pursuant to the exercise of the Stock Option may be stamped with a legend or legends to make appropriate reference to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which shares of Stock are then listed, and any applicable Federal or state securities law.

VII.  CERTAIN ADJUSTMENTS

The Committee shall make such adjustments in the option price and in the number and kind of shares as such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

VIII.  SATISFACTION OF TAX OBLIGATIONS

The Optionee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such Stock obtained upon the exercise of the Stock Option. The Optionee shall make such payment or arrangement no later than the date as of which he is scheduled to receive such Stock. The obligations of the Company under the Plan shall be conditioned on such payment or arrangement, and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any distribution of any kind otherwise due to the Optionee.

IX.  COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS

The Stock Option shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to make reasonable effort to comply with such securities laws.

X.  NOTICES

Any notice necessary under this Agreement shall be addressed to the Company in care of its secretary at the principal executive office of the Company and to the Optionee at the address appearing in the personnel records of the Company for such Optionee, or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

XI.  CHOICE OF LAW

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio and applicable federal law.

XII.  OPTION GRANT SUBJECT TO PLAN

The Stock Option acknowledged by this Agreement is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

XIII. AMENDMENT AND TERMINATION OF OPTION GRANT

The Company may amend the Stock Option grant acknowledged hereunder with the consent of the Optionee.

XIV.  HEADINGS

The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

XV.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee, have executed and delivered this Agreement effective as of the date and year first written above.


                              THE LTV CORPORATION


                              By:
                                 --------------------------------------------
                              Its:
                                  -------------------------------------------

                              OPTIONEE

                              -----------------------------------------------